Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-185142, 333-117857, 333-58642, and 333-217253 on Form S-8 of Pacific Premier Bancorp, Inc. and Subsidiaries of our report dated February 28, 2018 relating to the consolidated financial statements of Pacific Premier Bancorp, Inc. and Subsidiaries and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Los Angeles, California
February 28, 2018